EXHIBIT 4.2

DESCRIPTION OF CAPITAL STOCK OF VERSO CORPORATION

General

This section summarizes the rights of capital stock of Verso Corporation (the “Company”), certain provisions of the Company’s amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”) and the Company’s amended and restated bylaws (as amended, the “Bylaws”), and certain provisions of applicable law. The following description is only a summary and is qualified by reference to the Certification of Incorporation and Bylaws, which are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

Authorized Capitalization

The Company’s authorized capital stock consists of 210,000,000 shares of Class A Common Stock, 40,000,000 shares of Class B Common Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”). Also, on June 16, 2019, the Company’s Board of Directors authorized 100,000 shares of preferred stock, par value $00.01 per share, designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock”) in connection with the adoption of a limited duration stockholder rights plan that expired on February 18, 2020.

As of February 14, 2020, the Company had 35,183,059 shares of Class A Common issued and outstanding and no shares of Class B Common Stock or preferred stock, including Series A Preferred Stock, issued or outstanding.

Description of Capital Stock

Equal Status

Except as provided in the Certificate of Incorporation, all common stock is identical and entitles the holders thereof to the same rights and privileges.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders, including the election or removal of directors. Except as otherwise required by law or in the Certificate of Incorporation, the holders of each class of common stock vote together as a single class. The Company’s directors are elected by a plurality of the votes cast by stockholders entitled to vote on the election. All other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

There are no cumulative voting rights for the election of directors, which means that the holders of a majority of the shares of common stock voted will be entitled to elect all of the Company’s directors.

Dividends

Subject to the rights of holders of any then outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared by the Company’s Board of Directors out of funds legally available therefor.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up, either voluntary or involuntary, the holders of common stock would be entitled to share ratably in all assets available for distribution to stockholders after the payment of or provision for all of the Company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights

The holders of common stock do not have preemptive rights to purchase shares of the Company’s stock. The common stock is not subject to any redemption provisions and is not convertible into any other shares of the Company’s capital stock. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that the Company may issue in the future.

Blank Check Preferred Stock

Under the terms of the Certificate of Incorporation, the Board of Directors has the authority, without further action by the Company’s stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. On June 16, 2019, the Board of Directors authorized 100,000 shares of preferred stock designated as Series A Preferred Stock. As of February 14, 2020, there are no shares of preferred stock, including Series A Preferred Stock, outstanding.

The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire control of the Company, or could adversely affect the rights of the Company’s common stockholders by restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. As a result of these and other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

The Company’s Certificate of Incorporation and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and that could make it more difficult to acquire control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. The Company expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board of Directors, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, they also give the Board of Directors the power to discourage acquisitions that some stockholders may favor. A description of these provisions is set forth below.

Special Meetings of Stockholders

The Bylaws provide that special meetings of the Company’s stockholders may be called only by the Board of Directors, or the chairman of the Board of Directors, or the chief executive officer, if any. Stockholders are not permitted to call a special meeting or require the Board of Directors to call a special meeting.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation of a corporation specifically authorizes cumulative voting. The Certificate of Incorporation does not grant stockholders the right to vote cumulatively. Therefore, the holders of a majority of the shares of common stock voted are able to elect all of the Company’s directors.

No Written Consent of Stockholders

The Certificate of Incorporation provides that all stockholder actions, other than those actions required or permitted to be taken by holders of any then outstanding series of preferred stock, are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Advance Notice Procedure

The Bylaws limit the business that may be conducted at an annual meeting of the Company’s stockholders to those matters properly brought before the meeting. The Bylaws provide that only those matters set forth in the notice of a special meeting of the Company’s stockholders may be considered or acted upon at the special meeting.

The Bylaws also establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual or special meeting of the Company’s stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors or any duly authorized committee of the Board of Directors, or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure also requires that, in order to raise matters at an annual or special meeting, those matters must be raised before the meeting pursuant to the notice of meeting that the Company delivers, or by, or at the direction of, the Board of Directors or any duly authorized committee of the Board of Directors, or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the Company’s secretary of his, her or its intention to raise those matters at the annual or special meeting. If the officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director or that business will not be conducted at the meeting, as applicable.

Blank Check Preferred Stock

The Certificate of Incorporation provides for 50,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the best interest of the Company and its stockholders, the Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of the Company.

Authorized but Unissued Shares

Under Delaware law, the Company’s authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to the applicable rules of the New York Stock Exchange (the “NYSE”). The Company may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

In the Certificate of Incorporation, the Company elects not to be subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Choice of Forum

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the exclusive forum for (1) any derivative action or proceeding brought on the Company’s behalf, (2) any action asserting a breach of fiduciary duty, (3) any action asserting a claim against the Company arising pursuant to the Delaware General Corporation Law or as to which it confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim against the Company that is governed by the internal affairs doctrine. This choice of forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Securities Exchange Act of 1934, as amended, or Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction. The exclusive forum provision in the Certificate of Incorporation will not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and stockholders of the Company will not be deemed to have waived the Company’s compliance with these laws, rules and regulations.

The overall effect of the foregoing provisions may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of the common stock at that time. In addition, these provisions may have the effect of assisting the Company’s management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of the Company’s business.

Limitation on Liability of Directors and Officers

The Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director.

In addition, with certain exceptions, the Bylaws require that the Company indemnify its directors and officers to the fullest extent permitted by Delaware law and that the Company pay such expenses in advance. The Company also expects to continue to maintain directors’ and officers’ liability insurance.

The Company believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in the Company’s Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

In addition to the indemnification required by the Bylaws, the Company has entered into indemnification agreements with each of its current directors and officers. These agreements provide for the indemnification of the Company’s directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were the Company’s agents. The Company believes that these Bylaw provisions and indemnification agreements, as well as its maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.

Listing

The Company’s common stock is listed on the NYSE under the symbol “VRS.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.